Exhibit 99

1105 Peters Road Harvey, Lousiana 70058 (504) 362-4321 Fax (504)362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces First Quarter 2004 Results

(Harvey, La., Thursday, April 29, 2004) Superior Energy Services, Inc. (NYSE: SPN) today announced results for the first quarter ended March 31, 2004. For the quarter, revenues were $116.5 million resulting in net income of $3.6 million or $0.05 diluted earnings per share, as compared to revenues of $123.2 million and net income of $7.5 million or $0.10 diluted earnings per share for the first quarter of 2003.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "Gulf of Mexico activity levels through much of the first quarter remained weak before bottoming in late February. In March, however, we benefited significantly from employing our bundled services concept to abandon wells owned by SPN Resources and from an improving production-related services market. Our average liftboat utilization rebounded in March to its highest level since this past October, with utilization of more than 70% for the month. Also, in rental tools, we again set a quarterly record for revenue as deepwater projects and increased land drilling drove demand for drill pipe and stabilizers.

"Clearly, we are entering the second quarter on much stronger footing than we experienced for most of the first quarter. Well intervention activity and tool rentals are higher in April as compared to March. Although the liftboat market still remains highly competitive, we are experiencing longer-term projects for some of our liftboats, which should help utilization in certain classes."

Well Intervention Group Segment

First quarter revenues for the Well Intervention Group were $44.3 million, an 11% decrease from the fourth quarter of 2003. On a sequential basis, activity decreased for most production-related services, with the exception of mechanical wireline services, which benefited from several high pressure projects.

Rental Tools Segment

Revenues for the Rental Tools segment were a record $38.7 million, 11% higher than the fourth quarter of 2003, and 6% higher than the prior record of $36.4 million established in the second quarter of 2003. Rentals of stabilizers, drill pipe and accessories to customers in the U.S. land and Gulf of Mexico deepwater markets steadily increased throughout the quarter. The company rented its first drill pipe and handling tools in the West Africa market area. In addition, demand increased for rentals and services associated with refinery and plant projects, including bolting, torque services and on-site machining.

Marine Segment

Superior’s marine revenues were $13.6 million, a 15% decrease as compared to the fourth quarter of 2003. Average fleet utilization was 64% as compared to 66% for the fourth quarter of 2003. Liftboat utilization showed improvement beginning in mid-February and increased for the remainder of the quarter. Average liftboat dayrates decreased approximately 5% as compared to the fourth quarter of 2003.

Liftboat Average Dayrates and Utilization by Class Size

Three Months Ended March 31, 2004

($ actual)

Class	Liftboats	Average Dayrate	Utilization
105’	6	$2,708	49.8%
120-135’	8	3,384	67.0%
145-155’	11	4,190	67.8%
160’-175’	6	5,739	61.9%
200’	2	8,957	60.4%
230’-245’	3	11,318	72.8%
250'	2	16,105	78.0%

Other Oilfield Services Segment

Revenues in this segment were $19.9 million, a 3% increase as compared to the fourth quarter of 2003. The sequential improvement was due primarily to increased activity for waste disposal, dockside cleaning and other environmental services.

The Company will host a conference call at 10 a.m. Central Time on Friday, April 30. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 6854774. The replay is available beginning two hours after the call and ending May 7, 2004.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, hydraulic workover, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

# # #

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three Months Ended March 31, 2004 and 2003

(in thousands, except earnings per share amounts)

(unaudited)

	2004	2003
Revenues	$116,459	$123,195

Costs and expenses:
Cost of services	66,705	70,157
Depreciation, depletion, amortization and accretion	14,774	11,755
General and administrative	24,192	23,689

Total costs and expenses	105,671	105,601

Income from operations	10,788	17,594

Other Income (expenses)
Interest expense	(5,550)	(5,603)
Interest income	441	88
Equity in income of affiliates	23	127

Income before taxes	5,702	12,206

Income taxes	2,138	4,669

Net income	$3,564	$7,507

Basic earnings per share	$0.05	$0.10

Diluted earnings per share	$0.05	$0.10

Weighted average common shares used
in computing earnings per share:
Basic	74,213	73,826
Diluted	74,961	74,595

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2004 AND DECEMBER 31, 2003

(in thousands)

	3/31/2004	12/31/2003
	(unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$15,241	$19,794
Accounts receivable - net	118,473	112,775
Notes receivable	16,143	19,212
Prepaid insurance and other	15,066	14,059

Total current assets	164,923	165,840

Property, plant and equipment - net	435,395	427,360
Goodwill - net	208,926	204,727
Notes receivable	25,817	15,145
Investments in affiliates	13,246	13,224
Other assets - net	6,890	6,567

Total assets	855,197	832,863

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$21,895	20,817
Accrued expenses	49,131	48,949
Income taxes payable	189	138
Current portion of decommissioning liabilities	18,081	20,097
Current maturities of long-term debt	14,210	14,210

Total current liabilities	103,506	104,211

Deferred income taxes	89,576	86,251
Decommissioning liabilities	32,463	18,756
Long-term debt	252,166	255,516

Total stockholders' equity	377,486	368,129

Total liabilities and stockholders' equity	$855,197	832,863

Superior Energy Services, Inc. and Subsidiaries

Segment Highlights

Three months ended March 31, 2004 and 2003

(Unaudited)

(in thousands)

Revenue	March 2004	March 2003
Well Intervention Group	$44,258	$41,399
Marine	13,611	18,665
Rental Tools	38,732	34,600
Other Oilfield Services	19,858	28,531
Total	$116,459	$123,195

Gross Profit (1)
Well Intervention Group	$18,924	$16,645
Marine	1,982	5,998
Rental Tools	26,119	23,486
Other Oilfield Services	2,729	6,909
Total	$49,754	$53,038

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.